UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

FRANKLIN STREET PROPERTIES CORP.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Stockholder:

It is our pleasure to invite you to attend the 2010 Annual Meeting of Stockholders.  The meeting will be held at the Sheraton Colonial Boston North Hotel & Conference Center, One Audubon Road, Wakefield, Massachusetts 01880 on Friday, May 14, 2010 at 11:00 a.m., local time.  The attached Notice of Annual Meeting and Proxy Statement contain details of the business to be conducted at the Annual Meeting.  We urge you to review these proxy materials carefully and to use this opportunity to take part in the affairs of Franklin Street Properties by voting on the matters described in the proxy statement.

We are pleased to inform you that we will again be taking advantage of the “Notice and Access” method of providing proxy materials via the Internet.  On or about April 1, 2010, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2010 Proxy Statement and 2009 Annual Report and how to vote.  This notice also contains instructions on how to receive a paper or e-mail copy of the proxy materials.  We believe that this method will expedite your receipt of proxy materials, help conserve natural resources and reduce our printing and mailing costs.

Your vote is important.  We hope that you will be able to attend the meeting.  Whether or not you plan to attend the meeting, please vote as soon as possible.  Instructions on how to vote are contained in the proxy statement.

Thank you for your continued support of Franklin Street Properties and we look forward to seeing you on May 14, 2010.

Sincerely,

/s/ George J. Carter

George J. Carter
Chairman and Chief Executive Officer

Wakefield, Massachusetts
April 1, 2010

FRANKLIN STREET PROPERTIES CORP.

401 Edgewater Place
Wakefield, Massachusetts 01880

Notice of Annual Meeting of Stockholders to be Held
on Friday, May 14, 2010

The Annual Meeting of Stockholders of Franklin Street Properties Corp. will be held at the Sheraton Colonial Boston North Hotel & Conference Center, One Audubon Road, Wakefield, Massachusetts on Friday, May 14, 2010 at 11:00 a.m., local time, to consider and act upon the following matters:

(1)           To elect two Class I Directors each for a term of three years.

(2)           To ratify the Audit Committee’s appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2010.

(3)           To consider and act upon a stockholder proposal concerning the annual election of directors, if properly presented at the meeting.

(4)           To transact such other business as may properly come before the meeting or any adjournment thereof.

You may vote if you were a stockholder of record as of the close of business on March 10, 2010.  If you do not plan to attend the meeting and vote your shares of common stock in person, we urge you to vote your shares as instructed in the proxy statement.

If your shares of common stock are held by a bank, broker or other nominee, please follow the instructions you receive from your bank, broker or other nominee to have your shares of common stock voted.

Any proxy may be revoked at any time prior to its exercise at the annual meeting.

By Order of the Board of Directors,

/s/ Barbara J. Fournier

Barbara J. Fournier
Secretary

Wakefield, Massachusetts
April 1, 2010

Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Stockholders to be Held on May 14, 2010

The proxy statement and our 2009 annual report to stockholders are available at www.proxyvote.com

FRANKLIN STREET PROPERTIES CORP.
401 Edgewater Place
Wakefield, Massachusetts 01880

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 14, 2010

This proxy statement is being made available to stockholders on or about April 1, 2010 via the Internet or by delivering printed copies by mail, and is furnished in connection with the solicitation of proxies by the Board of Directors of Franklin Street Properties Corp., or the Company, for use at the 2010 Annual Meeting of Stockholders of Franklin Street Properties Corp. to be held on Friday, May 14, 2010 at 11:00 a.m., local time, at the Sheraton Colonial Boston North Hotel & Conference Center, One Audubon Road, Wakefield, Massachusetts 01880, and at any adjournments or postponements thereof.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?

As permitted by rules adopted by the Securities and Exchange Commission (“SEC”), we are making this proxy statement and our 2009 annual report, which includes a copy of our annual report on Form 10-K and financial statements for the year ended December 31, 2009, available to our stockholders electronically via the Internet. On or about April 1, 2010, we will begin mailing a Notice of Internet Availability (“Notice”) to our stockholders containing instructions on how to access this proxy statement and our annual report online, as well as instructions on how to vote. Also on or about April 1, 2010, we will begin mailing printed copies of these proxy materials to stockholders that have requested printed copies. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The Notice also instructs you on how you may vote via the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. Our 2009 annual report is not part of the proxy solicitation material.

What is the purpose of the annual meeting?

At the annual meeting, stockholders will be asked to vote upon the matters set forth in the accompanying notice of annual meeting: “PROPOSAL 1: ELECTION OF DIRECTORS;” “PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM;” and “PROPOSAL 3: STOCKHOLDER PROPOSAL.”

What is the voting recommendation of the Board of Directors?

Your Board of Directors recommends that you vote your shares as follows:

•	“FOR” Proposal 1 and Proposal 2; and

•
“AGAINST” Proposal 3. Proposal 3 is proposal from one of our stockholders. It is non-binding and, if approved, would serve as a recommendation to our Board of Directors. Under Maryland law and our articles of incorporation, an amendment repealing the classified board provision in our articles of incorporation must first be approved by a majority of our directors and then approved by the affirmative vote of the holders of not less than 80% of the shares issued and outstanding and entitled to vote at a subsequent stockholder meeting.

What Franklin Street Properties shares owned by me can be voted?

All Franklin Street Properties shares owned by you as of March 10, 2010, which is referred to in this proxy statement as the “record date,” may be voted by you. These shares include those (1) held directly in your name as a stockholder of record and (2) held for you as the beneficial owner through a broker, bank or other nominee.

What class of shares is entitled to be voted at the annual meeting?

Franklin Street Properties has only one class of common stock outstanding. Each share of Franklin Street Properties’ common stock outstanding as of the close of business on the record date is entitled to one vote at the annual meeting. As of the record date, Franklin Street Properties had 79,680,705 shares of common stock outstanding and entitled to vote at the annual meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of the stockholders of Franklin Street Properties hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between being a “record” holder and being a “beneficial” holder of our shares.

Stockholder of Record

If your shares are registered directly in your name with Franklin Street Properties’ transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record of those shares, and the Notice or set of printed proxy materials, as applicable, is being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the persons named in the proxy or to vote in person at the annual meeting. If you request a paper copy of the materials as indicated in the Notice, a proxy card will be sent to you with those materials.

Beneficial Owner

If your shares are held in a brokerage account by a broker, bank or other nominee, you are considered the beneficial owner of shares held on your behalf in “street name”, and the Notice or set of printed proxy materials, as applicable, is being forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares held in your account or to vote in person at the annual meeting. You should receive information from your broker, bank or other nominee on how you can direct your shares. In addition, since you are not the stockholder of record, in order to vote in person at the annual meeting, you will need to obtain a “legal proxy” from the broker, bank or other nominee that holds your shares of common stock of record. If you request a paper copy of the proxy materials as indicated in the Notice, your broker, bank or other nominee will provide a voting instruction card for you to use.

May I attend the meeting?

All stockholders of record of shares of common stock of Franklin Street Properties at the close of business on the record date, or their designated proxies, are authorized to attend the annual meeting. Each stockholder and proxy may be asked to present a valid government-issued photo identification, such as a driver’s license or passport, before being admitted.

If you are not a stockholder of record but hold shares through a broker, bank or other nominee (i.e., if you hold your shares in “street name”), you will need to provide proof of beneficial ownership as of the record date, such as an account statement reflecting your stock ownership as of the record date, a copy of the voting instruction card provided by your broker, or other similar evidence of ownership. We reserve the right to determine the validity of any purported proof of beneficial ownership. If you do not have proof of ownership, you may not be admitted to the annual meeting.

Cameras, recording devices and other electronic devices will not be permitted, and attendees may be subject to security inspections and other security precautions. You may obtain directions to the annual meeting by visiting the hotel’s website at
http://www.starwoodhotels.com/sheraton/property/area/directions.html?propertyID=232.

How do I vote?

Voting in Person at the Meeting. If you are a stockholder of record and attend the annual meeting, you may vote in person at the meeting. If your shares of common stock are held in street name and you wish to vote in person at the meeting, you will need to obtain a “legal proxy” from the broker, bank or other nominee that holds your shares of common stock as stockholder of record.

Voting by Proxy for Shares Registered Directly in the Name of the Stockholder. If you are a stockholder of record, you may instruct the proxy holders named in the proxy card how to vote your shares of common stock in one of the following ways:

•
Vote by Internet. You may vote via the Internet by following the instructions provided in the Notice or, if you received printed materials, on your proxy card. The website for Internet voting is www.proxyvote.com and is also printed on the Notice and on your proxy card. Please have your Notice or proxy card in hand. Internet voting is available 24 hours per day until 11:59 p.m., Eastern Time, on May 13, 2010. You will receive a series of instructions that will allow you to vote your shares of common stock. You will also be given the opportunity to confirm that your instructions have been properly recorded. IF YOU VOTE VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•
Vote by Telephone. If you received printed copies of the proxy materials, you also have the option to vote by telephone by calling the toll-free number listed on your proxy card. Telephone voting is available 24 hours per day until 11:59 p.m., Eastern Time, on May 13, 2010. When you call, please have your proxy card in hand. You will receive a series of voice instructions that will allow you to vote your shares of common stock. You will also be given the opportunity to confirm that your instructions have been properly recorded. If you did not receive printed materials and would like to vote by telephone, you must request printed copies of the proxy materials by following the instructions on your Notice. IF YOU VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•
Vote by Mail. If you received printed materials, and would like to vote by mail, then please mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided. If you did not receive printed materials and would like to vote by mail, you must request printed copies of the proxy materials by following the instructions on your Notice.

Voting by Proxy for Shares Registered in Street Name. If your shares of common stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares of common stock voted.

What are the quorum and voting requirements for the proposals?

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of common stock entitled to vote is necessary to constitute a quorum for the transaction of business at the annual meeting. As of the record date, there were 79,680,705 shares of common stock outstanding and entitled to vote at the annual meeting.

For the purpose of determining the absence or presence of a quorum, abstentions and broker non-votes, if any, will be considered present for the purpose of determining the presence of a quorum.

Broker non-votes occur when brokers, banks or other nominees do not receive voting instructions from their customers and the broker, bank or other nominee does not have discretionary voting authority with respect to a proposal. If you hold shares in street name and you do not give instructions as to how to vote, your broker, bank or other nominee may have authority to vote your shares on certain routine items but not on other items. Your broker, bank or other nominee has discretionary voting authority for Proposal 2. Your broker, bank or other nominee does not have discretionary voting authority for Proposal 1 and Proposal 3.

The vote of a plurality of all votes cast at the annual meeting is required to approve Proposal 1. The affirmative vote of a majority of the votes cast at the annual meeting is required to approve Proposal 2 and Proposal 3. Please keep in mind that Proposal 3 is non-binding and, if approved, would serve only as a recommendation to our Board of Directors. Under Maryland law and our articles of incorporation, an amendment repealing the classified board provision in our articles of incorporation must first be approved by a majority of our directors and then approved by the affirmative vote of the holders of not less than 80% of the shares issued and outstanding and entitled to vote at a subsequent stockholder meeting.

What if I change my mind after I have voted?

You may revoke your proxy and change your vote at any time before it is voted at the annual meeting by (1) sending a written notice of revocation to our Corporate Secretary at the company’s address set forth in this proxy statement; (2) submitting a new written proxy, bearing a date later than the date of the proxy being revoked; (3) voting again on the Internet or by telephone prior to 11:59 p.m. Eastern Time on Wednesday, May 13, 2010; or (4) attending the annual meeting and voting in person. Attendance at the annual meeting will not, in itself, constitute revocation of a previously granted proxy.

If you hold your shares in street name, then you may submit new voting instructions by contacting your broker or nominee. You may also vote in person at the annual meeting if you obtain a legal proxy as described above.

Where do I find the voting results of the annual meeting?

We will announce preliminary voting results at the annual meeting. We will also publish preliminary or, if available, final voting results within four business days of the annual meeting in a Current Report on Form 8-K to be filed with the SEC. If necessary, we will publish final voting results within four business days after the final voting results are known in an amendment to Current Report on Form 8-K to be filed with the SEC. Copies of the Current Report on Form 8-K and any amendments thereto to be filed with the SEC will be available on our website at:
http://www.franklinstreetproperties.com and on the SEC’s website at http://www.sec.gov.

Will other matters be voted on at the annual meeting?

We are not currently aware of any other matters to be presented at the annual meeting other than those described in this proxy statement. If any other matters not described in the proxy statement are properly presented at the meeting, any proxies received by us will be voted in the discretion of the proxy holders.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Introduction

Our common stock began trading on the American Stock Exchange in June 2005 under the symbol “FSP”. The American Stock Exchange was acquired by NYSE Euronext on October 1, 2008 and its name was changed to NYSE Amex (“NYSE Amex”).

Board of Directors and its Committees

Board of Directors. Franklin Street Properties is currently managed by a seven member Board of Directors, which is divided into three classes (Class I, Class II and Class III). Our Board of Directors is currently composed of two Class I directors (Dennis J. McGillicuddy and Janet P. Notopoulos), three Class II directors (John N. Burke, Barbara J. Fournier and Barry Silverstein) and two Class III directors (George J. Carter and Georgia Murray). The members of each class of our Board of Directors serve for staggered three-year terms, and the terms of our current Class I, Class II and Class III directors expire upon the election and qualification of directors at the annual meetings of stockholders to be held in 2010, 2012 and 2011, respectively. At each annual meeting of stockholders, directors will be elected or re-elected for a full term of three years to succeed those directors whose terms are expiring.

Director Independence. Under the NYSE Amex Rules, at least a majority of the Board of Directors must be “independent directors” as defined in Section 803A of the NYSE Amex Rules. According to Section 803A of the NYSE Amex Rules, “independent director” means a person other than an executive officer or employee of Franklin Street Properties. In addition, to qualify as an “independent director,” the Board of Directors must affirmatively determine that the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Section 803A of the NYSE Amex Rules also includes the following non-exclusive list of persons who shall not be considered independent:

(a)	a director who is, or during the past three years was, employed by us, other than prior employment as an interim executive officer (provided the interim employment did not last longer than one year);

(b)
a director who accepted or has an immediate family member who accepted any compensation from us in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following:

(i)           compensation for Board or Board committee service,

(ii)	compensation paid to an immediate family member who is an employee (other than an executive officer) of Franklin Street Properties,

(iii)	compensation received for former service as an interim executive officer (provided the interim employment did not last longer than one year),

(iv)	benefits under a tax-qualified retirement plan, or non-discretionary compensation;

(c)	a director who is an immediate family member of an individual who is, or at any time during the past three years was, employed by us as an executive officer;

(d)
a director who is, or has an immediate family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which we made, or from which we received, payments (other than those arising solely from investments in our securities or payments under non-discretionary charitable contribution matching programs) that exceed 5% of the organization's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the most recent three fiscal years;

(e)
a director who is, or has an immediate family member who is, employed as an executive officer of another entity where at any time during the most recent three fiscal years any of our executive officers serve on the compensation committee of such other entity; or

(f)
a director who is, or has an immediate family member who is, a current partner of our outside auditor, or was a partner or employee of our outside auditor who worked on our audit at any time during any of the past three years.

For purposes of Section 803A of the NYSE Amex Rules, “immediate family member” includes a person's spouse, parents, children, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law, and anyone who resides in such person's home (other than domestic employees).

Because Ms. Murray and Messrs. Burke, McGillicuddy and Silverstein do not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, our Board of Directors has determined that they are “independent directors” for purposes of the NYSE Amex Rules.

Board Leadership Structure. At the present time, our Board of Directors has chosen to combine the Chairman and Chief Executive Officer positions and has not appointed a separate lead director. Our Board of Directors believes that George J. Carter is best suited to serve in both positions because he is most familiar with Franklin Street Properties’ business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Mr. Carter has served as Chief Executive Officer and Chairman since he founded Franklin Street Properties. Our Board of Directors believes that independent directors and management have different perspectives and roles in our strategy development. Our independent directors bring experience, oversight and expertise from outside Franklin Street Properties and its industry, while the Chief Executive Officer brings company-specific experience and expertise. Our Board of Directors believes that, at the present time, the combined role of Chairman and Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and the Board of Directors, which are essential to effective governance.

Board Role in Risk Oversight. Our Board of Directors administers its risk oversight function both directly and through its Audit Committee and Compensation Committee. Our Board of Directors and each of these committees regularly discuss with management our major risk exposures, their potential financial impact on Franklin Street Properties, and the steps we take to manage them.

Meetings. Our Board of Directors met ten times during 2009. Each director attended all of the (1) meetings of our Board of Directors (held during the period for which he or she has been a director) and (2) meetings of all committees of our Board of Directors on which the director served (during the periods that he or she served). Directors are expected to attend annual meetings of our stockholders in person unless doing so is impracticable due to unavoidable conflicts. Each director attended the 2009 annual meeting of stockholders.

Each director has the right to call an executive session without management participation after each regularly scheduled meeting of the entire Board and at such other times that the directors deem appropriate. Similarly, each independent director has the right to call an executive session with only independent directors present after each regularly scheduled meeting of the entire Board and at such other times that the independent directors deem appropriate. At a minimum, the independent directors meet in executive session at least annually without the presence of non-independent directors and management.

Committees. Our Board of Directors has the following two committees: (1) Audit and (2) Compensation. The membership and the function of each of these committees are described below.

Audit	Compensation
John N. Burke, Chair	Georgia Murray, Chair

Dennis J. McGillicuddy Georgia Murray	John N. Burke Dennis J. McGillicuddy
Barry Silverstein	Barry Silverstein

Audit Committee. Our Board of Directors has established an Audit Committee which operates pursuant to a charter approved by our Board of Directors and that is reviewed and reassessed at least annually. The Audit Committee, among other functions, (1) has the sole authority to appoint, evaluate, terminate and determine the compensation of our independent registered public accounting firm, (2) reviews with our independent registered public accounting firm the scope and results of the audit engagement, (3) approves professional services provided by our independent registered public accounting firm, (4) reviews the independence of our independent registered public accounting firm and (5) reviews and approves our policies and procedures for reviewing and approving or ratifying related person transactions. Each member of the Audit Committee is “independent” as that term is defined in the rules of the SEC and the applicable NYSE Amex Rules. Our Board of Directors determined that Mr. Burke qualifies as an “audit committee financial expert” as that term is defined in the rules of the SEC. The Audit Committee Report is included in this proxy statement beginning on page 41. The Audit Committee met five times during 2009.

Compensation Committee. Our Board of Directors has established a Compensation Committee which operates pursuant to a charter that was approved by our Board of Directors and that is reviewed and reassessed at least annually. Each member of the Compensation Committee is “independent” under the NYSE Amex Rules. The Compensation Committee’s responsibilities include, among other duties, the responsibility to (1) review and approve the corporate goals and objectives relevant to the compensation of the Chief Executive Officer, (2) evaluate the performance of the Chief Executive Officer in light of such goals and objectives and either determine and approve or recommend to our Board of Directors for approval the compensation of the Chief Executive Officer based on such evaluation, (3) oversee the evaluation of our other executive officers, (4) review and approve, or make recommendations to our Board of Directors with respect to, the compensation of our other executive officers, (5) review and make recommendations to our Board of Directors with respect to incentive-compensation and equity-based plans, (6) review and make recommendations to our Board of Directors with respect to the compensation of our non-employee directors and (7) perform other functions or duties deemed appropriate by the Board.

The Compensation Committee is authorized to form and delegate its authority to one or more subcommittees as it deems appropriate from time to time under the circumstances. As of March 10, 2010, the Compensation Committee had not formed any subcommittees. In addition, the Compensation Committee has the authority to retain and terminate any compensation consultant to be used to assist in the evaluation of executive officer compensation. The Compensation Committee has the authority to approve the consultant’s fees and other retention terms and pay the compensation without further action by the Board, which the Compensation Committee has not done. The Compensation Committee also has authority to commission compensation surveys or studies as the need arises.

The Compensation Committee makes all compensation decisions for the Chief Executive Officer and all other executive officers. The Chief Executive Officer is not permitted to be present during any deliberations or voting relating to the Chief Executive Officer. With respect to compensation decisions relating to executive officers other than the Chief Executive Officer, the Compensation Committee takes into consideration recommendations made by the Chief Executive Officer.

The Compensation Committee Report is included in this proxy statement on page 31. The Compensation Committee met three times during 2009.

A copy of each of our Audit Committee and Compensation Committee Charters is available on our website at http://www.franklinstreetproperties.com under the heading “Investor Relations” and then under the subheading “Corporate Governance.”

Our Board of Directors may from time to time establish other special or standing committees to facilitate the management of Franklin Street Properties or to discharge specific duties delegated to the committee by the full Board of Directors.

Consideration of Director Nominees

Franklin Street Properties does not have a standing nominating committee. Instead, director nominations are recommended for selection by our Board of Directors by a majority of our independent directors in accordance with Section 804(a) of the NYSE Amex Rules. Once recommended, each director participates in the consideration of director nominees. Our Board of Directors has determined that it is appropriate for us not to have a nominating committee because all of the matters which a nominating committee would be responsible for are presently considered by all the members of our Board of Directors or, when appropriate, the independent directors only. Mr. Carter, Ms. Fournier and Ms. Notopoulos would not be deemed to be “independent” under the listing standards of the NYSE Amex.

The process followed by our Board of Directors to identify and evaluate director candidates includes requests to our directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by our directors.

In considering whether to nominate any particular candidate who has been recommended by a majority of our independent directors, our Board of Directors applies various criteria, including the candidate’s integrity, business acumen, knowledge of our business and industry, age, experience, diligence, the ability to act in the interests of all stockholders and any potential conflicts of interest. In addition to the foregoing criteria, our Board of Directors also considers diversity in its evaluation of candidates for board membership. Our Board of Directors believes that diversity with respect to viewpoint, skills and experience should be an important factor in board composition. Our Board of Directors ensures that diversity considerations are discussed in connection with each potential nominee, as well as on a periodic basis in connection with the composition of the board as a whole. Our Board of Directors does not assign specific weight to particular criteria, and no particular criterion is a prerequisite for each prospective nominee. Our Board of Directors believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our Board of Directors to fulfill its responsibilities.

Stockholders may recommend individuals to our Board of Directors for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials to our principal office, 401 Edgewater Place, Wakefield, Massachusetts 01880, Attn: Barbara J. Fournier, Secretary. Assuming that appropriate biographical and background material has been provided on a timely basis, our Board of Directors will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If our Board of Directors determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy card for the next annual meeting.

Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of our Board of Directors, by following the procedures set forth below under “Stockholder Proposals.” Candidates nominated by stockholders in accordance with the procedures set forth in the bylaws would be presented as a nominee at the next annual meeting of stockholders but would not be included in our proxy card for the next annual meeting.

Communicating with our Board of Directors

Our Board of Directors will give appropriate attention to written communications that are submitted by stockholders and will respond if and as appropriate. The Secretary of Franklin Street Properties is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he or she considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Secretary considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we may receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to our Board of Directors should address such communications to Board of Directors, Franklin Street Properties Corp., 401 Edgewater Place, Wakefield, Massachusetts 01880, Attn: Barbara J. Fournier, Secretary.

PROPOSAL 1: ELECTION OF DIRECTORS

Introduction

Our Board of Directors is divided into three classes, with members of each class holding office for staggered three-year terms. There are currently two Class I directors, whose terms expire at this annual meeting, three Class II directors, whose terms expire at our 2012 annual meeting, and two Class III directors, whose terms expire at our 2011 annual meeting (in all cases subject to the election and qualification of their successors or to their earlier death, resignation or removal).

At the annual meeting, two Class I directors will be elected to serve until our 2013 annual meeting and until their respective successors are duly elected and qualified. Following the recommendation of our independent directors, our Board of Directors has nominated Mr. Dennis J. McGillicuddy and Ms. Janet P. Notopoulos for election as Class I directors. Each nominee is currently serving as a Class I director of Franklin Street Properties. Our Board of Directors anticipates that, if elected, the nominees will serve as directors. However, if any person nominated by our Board of Directors is unable to serve or for good cause will not serve, the proxies will be voted for the election of such other person as our Board of Directors may recommend.

Vote Required

Directors are elected by a plurality of the votes of the shares of common stock present in person or represented by proxy and entitled to vote on the election of directors at the annual meeting. Votes may be cast for or withheld with respect to each nominee. If you own shares in street name, in the absence of your voting instructions, your broker may not vote your shares with respect to the election of directors in its discretion. Broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ITS NOMINEES, DENNIS J. MCGILLICUDDY AND JANET P. NOTOPOULOS. PROPERLY AUTHORIZED PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR EACH OF THE NOMINEES UNLESS INSTRUCTIONS TO THE CONTRARY ARE GIVEN. PROXIES MAY NOT BE VOTED FOR A GREATER NUMBER OF PERSONS THAN THE NUMBER OF NOMINEES CONTAINED HEREIN.

Information Regarding the Nominees and Other Directors

The biographies of each of the nominees for election as Class I directors at the annual meeting and the continuing directors below contain information regarding each person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused our Board of Directors to determine that the person should serve as a director of Franklin Street Properties.

Nominees for Class I directors (to be elected to hold office for a term expiring at our 2013 annual meeting):

Dennis J. McGillicuddy, age 68, has been a director since May 2002. Mr. McGillicuddy graduated from the University of Florida with a B.A. degree and from the University of Florida Law School with a J.D. degree. In 1968, Mr. McGillicuddy joined Barry Silverstein in founding Coaxial Communications, a cable television company. In 1998 and 1999, Coaxial sold its cable systems. Mr. McGillicuddy has served on the boards of various charitable organizations. He is currently president of the Board of Trustees of Florida Studio Theater, a professional non-profit theater organization, and he serves as a Co-Chair, together with his wife, of Embracing Our Differences, an annual month-long art exhibit that promotes the values of diversity and inclusion. Mr. McGillicuddy is an officer and board member of The Florida Winefest and Auction Inc., a Sarasota-based charity, which funds programs of local charities that provide services to disadvantaged children and their families. Mr. McGillicuddy also is a member of the Advisory Board to the Center For Mindfulness In Medicine, Health Care & Society, University of Massachusetts Medical School. We believe Mr. McGillicuddy’s qualifications to serve on our Board of Directors include his entrepreneurial and investment acumen.

Janet P. Notopoulos, age 62, is an Executive Vice President, President of FSP Property Management LLC and has been a director since 2002. Ms. Notopoulos has as her primary responsibility the oversight of the management of the real estate assets of the Company and its affiliates. Prior to the conversion (the “Conversion”) of Franklin Street Partners Limited Partnership (the “Partnership”) into the Company in 2002, Ms. Notopoulos was a Vice President of the general partner of the Partnership (the “General Partner”). Prior to joining the Partnership in 1997, Ms. Notopoulos was a real estate and marketing consultant for various clients. From 1975 to 1983, Ms. Notopoulos was Vice President of North Coast Properties, Inc., a Boston real estate investment company. Between 1969 and 1973, Ms. Notopoulos was a real estate paralegal at Goodwin, Procter & Hoar. Ms. Notopoulos is a graduate of Wellesley College (B.A.) and the Harvard School of Business Administration (M.B.A.). We believe Ms. Notopoulos’ qualifications to serve on our Board of Directors include her more than 25 years of experience in the commercial real estate industry, including as President of FSP Property Management LLC.

Class III directors (holding office for a term expiring at our 2011 annual meeting):

George J. Carter, age 61, is President, Chief Executive Officer and has been a director since 2002. He is responsible for all aspects of the business of Franklin Street Properties and its affiliates, with special emphasis on the evaluation, acquisition and structuring of real estate investments. Prior to the Conversion, Mr. Carter was President of the General Partner and was responsible for all aspects of the business of the Partnership and its affiliates. From 1992 through 1996 he was President of Boston Financial Securities, Inc. (“Boston Financial”). Prior to joining Boston Financial, Mr. Carter was owner and developer of Gloucester Dry Dock, a commercial shipyard in Gloucester, Massachusetts. From 1979 to 1988, Mr. Carter served as Managing Director in charge of marketing at First Winthrop Corporation, a national real estate and investment banking firm headquartered in Boston, Massachusetts. Prior to that, Mr. Carter held a number of positions in the brokerage industry, including positions with Merrill Lynch & Co. and Loeb Rhodes & Co. Mr. Carter is a graduate of the University of Miami (B.S.). Mr. Carter is a Financial Industry Regulatory Authority (“FINRA”) General Securities Principal (Series 24) and holds a FINRA Series 7 general securities license. Mr. Carter’s son, Scott H. Carter, serves as Executive Vice President, General Counsel and Assistant Secretary of the Company. We believe Mr. Carter’s qualifications to sit on our Board of Directors include his more than 30 years of experience in the commercial real estate and investment banking industries, including as our founder, Chairman, President and Chief Executive Officer.

Georgia Murray, age 59, has been a director since April 2005 and Chair of the Compensation Committee since October 2006. Ms. Murray is retired from Lend Lease Real Estate Investments, Inc., where she served as a Principal from November 1999 until May 2000. From 1987 through October 1999, Ms. Murray served as Senior Vice President and Director of The Boston Financial Group, Inc. Boston Financial was an affiliate of The Boston Financial Group, Inc. She is a past trustee of the Urban Land Institute and a past president of the Multifamily Housing Institute. Ms. Murray currently serves on the Board of Directors of First Commons Bank and previously served on the Board of Directors of Capital Crossing Bank. She also serves on the boards of numerous non-profit entities. Ms. Murray is a graduate of Newton College. We believe Ms. Murray’s qualifications to serve on our Board of Directors include her more than 12 years of experience in the commercial real estate industry, board experience in the banking industry and general expertise in corporate strategy development and organizational acumen.

Class II directors (holding office for a term expiring at our 2012 annual meeting):

John N. Burke, age 48, has been a director and Chair of the Audit Committee since June 2004. Mr. Burke is a certified public accountant with approximately 25 years of experience in the practice of public accounting working with both private and publicly traded companies with extensive experience serving clients in the real estate industry. Mr. Burke has been involved as an advisor on several client public offerings, private equity and debt financings and merger and acquisition transactions. Mr. Burke’s consulting experience includes SEC reporting, compliance with Sarbanes-Oxley Act of 2002, and business planning matters. Prior to starting his own accounting and consulting firm in 2003, Mr. Burke was an Assurance Partner in the Boston office of BDO Seidman, LLP, an international accounting and consulting firm. Mr. Burke is a member of the American Institute of Certified Public Accountants, the Massachusetts Society of CPAs and holds Series 6 and 63 security licensure in Massachusetts. Mr. Burke earned an M.S. in Taxation and studied undergraduate accounting and finance at Bentley College. We believe Mr. Burke’s qualifications to serve on our Board of Directors include his more than 20 years of experience in the practice of public accounting.

Barbara J. Fournier, age 54, is Executive Vice President, Chief Operating Officer, Treasurer, Secretary and has been a director since 2002. Ms. Fournier has as her primary responsibility, together with Mr. Carter, the management of all operating business affairs of Franklin Street Properties and its affiliates. Prior to the Conversion, Ms. Fournier was Vice President, Chief Operating Officer, Treasurer and Secretary of the General Partner. From 1993 through 1996, she was Director of Operations for the private placement division of Boston Financial. Prior to joining Boston Financial, Ms. Fournier served as Director of Operations for Schuparra Securities Corp. and as the Sales Administrator for Weston Financial Group. From 1979 through 1986, Ms. Fournier worked at First Winthrop Corporation in administrative and management capacities, including Office Manager, Securities Operations and Partnership Administration. Ms. Fournier attended Northeastern University and the New York Institute of Finance. Ms. Fournier is a member of the NYSE Amex Listed Company Council. Ms. Fournier is a FINRA General Securities Principal (Series 24). She also holds other FINRA supervisory licenses including Series 4 and Series 53, and a FINRA Series 7 general securities license. We believe Ms. Fournier’s qualifications to serve on our Board of Directors include her more than 30 years of experience in the securities and real estate syndication industries, including as our Chief Operating Officer.

Barry Silverstein, age 77, has been a director since May 2002. Mr. Silverstein took his law degree from Yale University in 1957 and subsequently held positions as attorney/officer/director of various privately-held manufacturing companies in Chicago, Illinois. In 1964, he moved to Florida to manage his own portfolio and to teach at the University of Florida Law School. In 1968, Mr. Silverstein became the principal founder and shareholder in Coaxial Communications, a cable television company. In 1998 and 1999, Coaxial sold its cable systems. Since January 2001, Mr. Silverstein has been a private investor. We believe Mr. Silverstein’s qualifications to serve on our Board of Directors include his entrepreneurial and investment acumen.

Ms. Fournier, Ms. Notopoulos and Mr. Carter are each also a director of the following public reporting companies: FSP Galleria North Corp.; FSP Phoenix Tower Corp; FSP 50 South Tenth Street Corp.; and FSP 303 East Wacker Drive Corp. Each of these directors holds office from the time of his or her election until the next annual meeting and until a successor is elected and qualified, or until such director's earlier death, resignation or removal.

BENEFICIAL OWNERSHIP OF VOTING STOCK

The following table sets forth the beneficial ownership of the common stock of Franklin Street Properties as of March 10, 2010 by each director or nominee for director, by each of the executive officers named in the Summary Compensation Table set forth below, whom we refer to as the Named Executive Officers, by each person or entity known by us to own beneficially more than 5% of common stock, and by all current directors and executive officers as a group.

	Number of Shares Beneficially Owned (1)	Percentage of Outstanding Common Stock (2)

Barry Silverstein (3)	5,507,581.50	6.91%
Dennis J. McGillicuddy (4)	3,481,396	4.37%
George J. Carter (5)	886,531	1.11%
R. Scott MacPhee (6)	398,866	*
William W. Gribbell (7)	133,212	*
Barbara J. Fournier (8)	31,075	*
Georgia Murray	27,400	*
John G. Demeritt	18,650	*
Janet P. Notopoulos (9)	14,985	*
John N. Burke	2,544.31	*
All current Directors and executive officers as a group (11 persons)	10,502,790.81	13.18%

BlackRock Inc. (10)	7,570,886	9.50%
The Vanguard Group, Inc. (11)	6,623,373	8.31%
FMR LLC (12)	4,997,228	6.27%

* Less than 1%.

(1)
We do not have any outstanding stock options or other securities convertible into common stock. Each person has sole investment and voting power with respect to the shares indicated as beneficially owned, except as otherwise noted. The inclusion herein of shares as beneficially owned does not constitute an admission of beneficial ownership.

(2)	Based upon 79,680,705 shares outstanding as of March 10, 2010.

(3)
Consists of (i) 3,592,168 shares held by Silverstein Investments Limited Partnership III, or SILP III, (ii) 494,856 shares held by JMB Family Limited Partnership, or JMBFLP, (iii) 712,311 shares held by MSTB Family Limited Partnership 2003 Irrevocable Trust, or MSTB Trust 2003, for the benefit of MTSB Family Limited Partnership, or MTSBFLP, (iv) 80,999 shares held by Silverstein Family Limited Partnership 2002, LTD, or SFLP 2002, (v) 531,437.50 shares held by Silverstein Investments Limited Partnership II, or SILP II, (vi) 27,070 shares held by Silverstein Investments Limited Partnership, or SILP, (vii) 31,000 shares held by MTSBFLP, and (viii) 37,740 shares held by Mr. Silverstein’s spouse. Mr. Silverstein disclaims beneficial ownership of the shares held by SILP II and the shares held for the benefit of his spouse. Mr. Silverstein is the trustee of MTSB Trust 2003. Mr. Silverstein is the General Partner of JMBFLP, SFLP 2002 and MTSBFLP and has sole dispositive and sole voting power over the shares held by these entities. Mr. Silverstein is a limited partner of SILP III. Mr. Silverstein has shared dispositive power and no voting power over the shares held by SILP III. Mr. Silverstein is the sole limited partner of SILP and has shared dispositive power but no voting power over the shares held by SILP. Mr. Silverstein’s business address is 5111 Ocean Boulevard, Suite C, Sarasota, Florida 34242. Mr. Silverstein has pledged 3,019,238 shares of his Common Stock as collateral.

(4)
Consists of (i) 2,395,484 shares held by McGillicuddy Investments Limited Partnership III, or MILP III, (ii) 8,946 shares held by various trusts for Mr. McGillicuddy’s grandchildren, of which Mr. McGillicuddy’s spouse is a trustee, (iii) 14,091 shares held by Mr. McGillicuddy’s spouse and (iv) 1,062,875 shares held by SILP II, of which Mr. McGillicuddy is trustee. Mr. McGillicuddy disclaims beneficial ownership of those shares held for the benefit of his spouse, those held by trusts for his grandchildren, those held by MILP III and those held by SILP II. Mr. McGillicuddy and his wife own all of the limited partnership interest in MILP III. Mr. McGillicuddy has shared dispositive power and no voting power over the shares held by MILP III and SILP II. Excludes 404,499 shares held by the McGillicuddy FLP Irrevocable Trust of 2003, of which Mr. McGillicuddy’s son is trustee and has sole investment and voting power over the shares. Mr. McGillicuddy has pledged 2,409,575 shares of his Common Stock as collateral.

(5)	Consists of shares held by Mr. Carter and his spouse, Judith I. Carter, with whom Mr. Carter shares investment and voting power.

(6)	Includes 145 shares held by Mr. MacPhee’s spouse. Mr. MacPhee disclaims beneficial ownership of such shares.

(7)	Includes 1,596 shares held by Mr. Gribbell’s spouse. Mr. Gribbell disclaims beneficial ownership of such shares. Mr. Gribbell has pledged 129,616 of his shares of Common Stock as collateral.

(8)	Includes 1,355 shares held by Ms. Fournier’s spouse. Ms. Fournier disclaims beneficial ownership of such shares.

(9)	Includes 145 shares held by Ms. Notopoulos’ spouse. Ms. Notopoulos disclaims beneficial ownership of such shares.

(10)
Based solely on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on January 29, 2010 by BlackRock Inc., reporting sole power to vote or direct the vote over 7,570,886 shares, and sole power to dispose or direct the disposition of 7,570,886 shares. The address of BlackRock Inc. is 40 East 52nd Street, New York, NY 10022.

(11)
Based solely on information set forth in a Schedule 13G/A filed with the Securities and Exchange Commission on February 3, 2010 by The Vanguard Group, Inc., reporting sole power to vote or direct the vote over 104,706 shares, and sole power to dispose or direct the disposition of 6,518,667 shares. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(12)
Based solely on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 16, 2010 by FMR LLC, reporting sole power to vote or direct the vote over 611,600 shares, and sole power to dispose or direct the disposition of 4,997,228 shares. Fidelity Management & Research Company (“Fidelity”), a wholly- owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 4,385,628 shares as a result of acting as investment adviser to various investment companies. Edward C. Johnson 3d, Chairman of FMR LLC, and FMR LLC, through its control of Fidelity, each has sole power to dispose of the 4,835,628 shares. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds. The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

As an investment firm that specializes in real estate, it is critical that we be able to attract, motivate and retain highly talented individuals at all levels of the organization. We believe that compensation levels should be adequately competitive to attract and retain experienced and capable leaders and motivate those individuals to achieve exceptional results and reward them for being instrumental in reaching our strategic goals. At the same time, we believe in simplicity and maintaining compensation at responsible levels. For 2009, the compensation of executives consisted of the same five components as were provided to all of our employees: (1) base salary (or brokerage commissions in the case of employees who are investment executives as further described below); (2) the potential for a cash bonus (except in the case of investment executives and their sales assistants and administrative staff); (3) the potential for an award of common stock under our stock incentive plan; (4) matching for individual 401(k) plan contributions; and (5) the potential for a payment or payments under our change-in-control program. We do not offer stock options, restricted stock awards, deferred compensation, non-equity incentive plan compensation or perquisites. In addition, none of our employees have employment agreements and we do not require any of our employees to own our common stock.

Our executive officers fall into two categories. The first category comprises executive officers who make up the corporate management team. Our corporate management team consists of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, the General Counsel and the president of FSP Property Management LLC. The second category comprises executive officers who are investment executives. Our investment executives are engaged in the private placement of equity in single-purpose entities, which we refer to as Sponsored REITs, that we organize to own real estate. The Sponsored REITs are operated in a manner intended to qualify as real estate investment trusts. The compensation of our investment executives consists primarily of brokerage commissions.

We have reviewed our compensation policies and practices for all employees and concluded that any risks arising from our policies and programs are not reasonably likely to have a material adverse effect on Franklin Street Properties.

The objectives of our compensation programs

Our Compensation Committee bases its executive compensation programs on the same core objectives that guide us in establishing all of our compensation programs:

•	Compensation should promote the achievement of our business goals and maximize corporate performance and shareholder returns.

•	Compensation should be based on the principles of competitive and fair compensation and sustained performance.

•
Compensation should be based on the level of job responsibility, individual performance and corporate performance. As employees advance to higher levels within the organization, an increasing proportion of their compensation should be linked to corporate performance and enhancing shareholder value.

•
Compensation should reflect the value of the job in the marketplace. Compensation should be competitive with other employers that compete with us for talent so that we continue to be able to attract and retain highly talented employees.

•
Compensation should reward performance. Our compensation programs should deliver competitive compensation for excellent individual and corporate performance. Similarly, our compensation programs should deliver less compensation, including the possibility of no cash bonus, in the event that individual and/or corporate performance fall short of expectations.

•	Compensation should be equitable. We strive to achieve equitable distributions both for compensation of individual officers and between officers and other employees throughout the organization.

•	Compensation and benefit programs should be designed to attract, motivate and retain highly talented employees who are interested in building a career with us.

What the compensation programs are designed to reward and how we determine the amount (and, where applicable, the formula) for each element to pay

With respect to executive officers who make up the corporate management team, decisions regarding compensation are based on various subjective performance criteria, including corporate and individual performance.

Our Compensation Committee has established a number of processes to assist it in ensuring that our executive compensation program achieves its objectives. Among those are:

•
Consideration of various measures of corporate performance, including reviewing the extent to which strategic and business plan goals are met, levels of property acquisitions, performance of properties in our portfolio, gains or losses on property dispositions, levels of equity sales and earnings, funds from operations, or FFO, dividends and maintaining shareholder value. Our Compensation Committee does not apply a formula or assign these performance measures relative weights. Instead, it makes a subjective determination after considering such measures collectively.

•
Consideration of individual performance. The members of the Compensation Committee meet with the Chief Executive Officer annually at the beginning of the year to discuss both individual and corporate priorities for the current year. At that same meeting, the members of the Compensation Committee meet to conduct a review of the Chief Executive Officer’s performance over the past year based on various subjective performance criteria, including his contributions to individual and corporate priorities, his contribution to corporate performance, the degree to which teamwork and corporate values are fostered and other leadership accomplishments. This evaluation is shared with the Chief Executive Officer and is considered by the Compensation Committee in establishing the Chief Executive Officer’s compensation. With respect to the other Named Executive Officers, the members of the Compensation Committee receive a performance assessment and compensation recommendation from the Chief Executive Officer. In establishing the compensation for each of the other Named Executive Officers, the Compensation Committee is not required to give specific weight to any particular criteria or performance metric. The Compensation Committee considers the performance assessment and compensation recommendation from the Chief Executive Officer and also exercises its own judgment based on various subjective performance criteria, including contributions to corporate performance, the degree to which teamwork and corporate values were fostered and other leadership accomplishments.

•
Comparison of our executive compensation programs as a whole and also a comparison of total executive compensation for each individual with the compensation practices of other companies in the real estate industry. Historically, the Compensation Committee has used the NAREIT Annual Compensation Survey for comparison purposes. To ensure that total compensation is competitive, the Compensation Committee uses the results of the comparison to establish general compensation guidelines. Our Compensation Committee does not apply a formula or assign the survey data relative weight. Instead, it makes a subjective determination for that individual after considering such results collectively.

•
As mentioned above, the compensation of our executive officers who are investment executives consists primarily of brokerage commissions. As is standard practice in the investment industry, investment executives earn as commission a percentage of payout of the gross sales commission earned on each investment sale. The actual amount of compensation earned as commissions is determined by the level of sales conducted by the individual investment executive. An investment executive’s ability to earn commissions is limited only by the amount of equity available to be sold and his or her individual ability to sell it. As a result, the Compensation Committee does not set the level of compensation for executive officers who are investment executives. The Compensation Committee does determine the percentage of payout that is paid to the investment executives. In order to ensure that the percentage of payout that is paid to the investment executives is competitive, the Compensation Committee periodically compares its commission practices with the commission practices of other companies in the investment industry and sets its percentage of payout based on this review. The Compensation Committee believes that the percentage of payout is competitive within the investment industry.

Each element of compensation and why we choose to pay each element

(a)	Base Salary or Brokerage Commissions

Executive officers who make up the corporate management team are paid a base salary. We believe that a competitive base salary provides an important guaranteed element to compensation. We also believe that the payment of a competitive base salary is consistent with the compensation practices of other comparable companies.

Executive officers who are investment executives are not paid a base salary. Instead, they are paid brokerage commissions. As is standard practice in the investment industry, investment executives earn as commission a percentage of payout of the gross sales commission earned on each investment sale. An investment executive’s ability to earn commissions is limited only by the amount of equity available to be sold and his or her individual ability to sell it. We believe that this commission structure provides a necessary monetary incentive that encourages increased sales. We also believe that the payment of brokerage commissions is consistent with the compensation practices of other comparable companies.

(b)	Cash Bonus

Executive officers who make up the corporate management team are eligible for a cash bonus based on various subjective performance criteria, including corporate and individual performance. The payment of a cash bonus is purely discretionary based upon overall performance and in some years there could be no cash bonus payments. We believe that the opportunity to earn a competitive cash bonus provides a monetary incentive that encourages both corporate and individual performance. We also believe that the payment of a competitive cash bonus is consistent with the compensation practices of other comparable companies. Executive officers who are investment executives, together with their sales assistants and administrative staff, are generally not eligible for a cash bonus.

(c)	Award of Common Stock

Executive officers are eligible for awards of common stock under our 2002 stock incentive plan. On May 20, 2002, our stockholders approved the 2002 stock incentive plan, which had been previously adopted by our board on February 8, 2002. The 2002 stock incentive plan permits our Board of Directors to award up to 2,000,000 shares of our common stock to eligible participants. Prior to our listing on the American Stock Exchange (now the NYSE Amex) in June 2005, our employees were not able to purchase our common stock. We determined that it was necessary and appropriate to be able to compensate our employees with stock as a means of attracting, retaining and motivating key personnel and to align the interests of management and all personnel with those of our stockholders. All of our employees, officers and directors are eligible to participate in the plan. As of March 10, 2010, 1,944,428 shares of our Common Stock were available under the plan. There have been no awards of common stock under the 2002 stock incentive plan since we listed our common stock on the American Stock Exchange (now the NYSE Amex) in June 2005, as employees are now able to purchase common stock in the open market. In the future, however, we may award stock under the plan in order to attract, retain, or motivate our executives.

(d)	401(k) Matching

Executive officers are eligible to participate in our 401(k) plan. We offer all employees a 401(k) plan that, in 2009, allowed for salary deferrals of up to $16,500 per year (indexed for inflation). We matched up to 3% of an employee’s compensation (up to a compensation cap of $200,000) for plan year 2009 and will match up to 3% of employee compensation (up to a compensation cap of $200,000) for plan year 2010. Employees make their 401(k) contributions through payroll deductions with pretax dollars. All employees are eligible to participate in the plan after one year of service and completion of 1,000 hours of service. The plan allows for quarterly enrollment. The employee’s elective deferrals are immediately vested upon contribution to the 401(k) plan, and the employee has sole decision making authority as to the investment of funds. We believe that our 401(k) plan provides a vehicle for our employees to plan for their long-term security and that such a plan ultimately leads to improved job performance. We also believe that our 401(k) plan is consistent with the compensation practices of other comparable companies.

(e)	Change-in-Control Program

Except in the case of a change-in-control of Franklin Street Properties, we are not obligated to pay severance or other enhanced benefits to Named Executive Officers upon termination of their employment.

In February 2006, we adopted a change-in-control program for all our employees, including our executive officers. The program was adopted in response to merger and consolidation activity within the real estate/real estate investment trust industry and is intended to preserve employee morale and productivity and encourage retention in the event of an actual or rumored change-in-control of Franklin Street Properties. The program is also intended to align employee and shareholder interests by enabling employees to consider corporate transactions that are in the best interests of the shareholders and other constituents of Franklin Street Properties without undue concern over whether the transaction or transactions may jeopardize the employee’s own employment.

Although there are some differences in payment amounts depending on the employee’s job level, the basic elements of the program are comparable for all employees:

•
The program consists of two components: a fixed payment pursuant to a retention agreement between the employee and Franklin Street Properties and the potential for an additional discretionary payment pursuant to a discretionary plan.

•
The triggering event for both components is a change-in-control of Franklin Street Properties. A change-in-control of Franklin Street Properties, as defined in the plan, generally refers to a change in ownership or effective control of Franklin Street Properties or a change in ownership of a substantial portion of the assets of Franklin Street Properties.

•
Under the retention agreement component of the program, employees would receive a payment as soon as practicable following the closing of the change-in-control, but in no event more than thirty days following the closing of the change-in-control. Executive officers who make up the corporate management team would receive payments equal to three years of their base salaries plus a bonus opportunity payment equal to three years of their base salaries. Executive officers who are investment executives would receive payments equal to the average of the lump sum payments made to the Chief Financial Officer and the Chief Operating Officer. For purposes of the retention agreement component of the program, base salary refers to the base salary of the employee in effect at the time of the closing of the change-in-control. Payments under the retention agreements are subject to a possible reduction, if any, after the tax consequences of the payment are determined.

•
Under the discretionary plan component of the program, immediately prior to the closing of the change-in-control, our Board of Directors may (but is not obligated to) establish a discretionary pool of funds equal to 1% of the market capitalization of Franklin Street Properties immediately prior to the closing of the change-in-control less the total amount of payments to all employees under the retention agreement component of the program. Our Board of Directors would have complete discretion to award all, a portion or none of the discretionary plan pool of funds to any employees of Franklin Street Properties, including the executive officers. Payments under the discretionary plan component are subject to a possible reduction, if any, after the tax consequences of the payment are determined.

Prior to adopting our change-in-control program, management reviewed plans similar to our retention agreement component offered by approximately ten other publicly-traded real estate investment trusts and concluded that our triggering event was generally consistent with the peer group. Management did not review any plans that were comparable to our discretionary plan but concluded that, on balance, the total potential payout amounts under our change-in-control program are generally consistent with the range offered by the peer group.

Our Chief Executive Officer has voluntarily elected not to participate in the retention agreement component of our change-in-control program.

How each compensation element and our decisions regarding that element fit into our overall compensation objectives and affect decisions regarding other elements

Overview

Franklin Street Properties’ overall financial results for 2009 were positive and were generally consistent with those achieved in 2008. Our net income continued to be adversely affected during 2009 by turmoil in the broader financial, credit and real estate markets. Based upon its review of the compensation practices of other comparable companies, the Compensation Committee believes that total compensation for the executive officers is within the range of total compensation paid to executive officers with comparable qualifications, experience and responsibilities in the same or similar businesses and of comparable size and success.

(a)	Base Salary or Brokerage Commissions

In reviewing base salaries for 2009, the members of the Compensation Committee applied the principles described above under “What the compensation programs are designed to reward and how we determine the amount (and, where applicable, the formula) for each element to pay.” Based upon the recommendation of the Chief Executive Officer, the Compensation Committee approved base salary increases ranging from 5% to 15 % for each of the other executive officers who make up the corporate management team. The base salary levels for these positions had remained constant for the prior three years (except for the General Counsel who also had a base salary increase in 2008 after being promoted to the position of General Counsel). The base salary increases were effective on February 1, 2009. With respect to the Chief Executive Officer, the Compensation Committee was prepared to recommend an increase in base salary to our Board of Directors. However, at the request of the Chief Executive Officer, the Compensation Committee did not make such a recommendation to our Board of Directors. The last time that our Chief Executive Officer accepted a base salary increase was on February 1, 2003.

Our base salary amounts are generally lower than industry standard levels. Accordingly, compensation of these positions will be weighted proportionately greater towards year-end bonus amounts based upon corporate and individual performance.

No recommendation was made to adjust our brokerage commission structure.

(b)	Cash Bonus

In awarding cash bonuses for 2009, the members of the Compensation Committee applied the principles described above under “What the compensation programs are designed to reward and how we determine the amount (and, where applicable, the formula) for each element to pay.” Based upon the recommendation of the Chief Executive Officer, on February 5, 2010, the Compensation Committee approved cash bonuses for each of the other executive officers who make up the corporate management team in the amounts recommended by the Chief Executive Officer. In making his recommendations, the Chief Executive Officer noted, and the Compensation Committee agreed, that each officer’s area of responsibility and accountability (i.e., business unit) contributed to the Company’s performance during 2009, as a result of each person’s leadership and direction. It was further noted that each of these individuals was considered to be integral to the daily operations of Franklin Street Properties and of great value to Franklin Street Properties and firmly committed to doing what is in the best interests of our stockholders. The cash bonus amounts are slightly lower than those paid for 2008, but generally consistent with prior years. The Compensation Committee believes that the cash bonus amounts properly reflect Franklin Street Properties’ overall and relative financial performance within the industry for 2009 and that, when combined with the base salary amounts, are within the range of total compensation paid to executive officers with comparable qualifications, experience and responsibilities in the same or similar businesses and of comparable size and success. Although our net income continued to be adversely affected during 2009 by turmoil in the broader financial, credit and real estate markets, our ongoing/recurring real estate operations produced solid profit results in 2009. We also completed our first underwritten public offering of 9.2 million shares of our common stock (including 1.2 million shares issued as a result of the full exercise of an overallotment option by the underwriter) at a price to the public of $13.00 per share in 2009. The proceeds from this public offering, net of underwriter discounts and offering costs, totaled approximately $114.7 million (after payment of accrued offering costs of approximately $0.7 million). In addition, Franklin Street Properties was able to maintain a strong balance sheet throughout 2009, which as of December 31, 2009 included approximately a 16.4% debt to total capitalization ratio, $141 million available on our $250 million line of credit, $27 million in cash, $937 million of stockholders’ equity and no permanent mortgage indebtedness on any of the properties in our portfolio. The debt to total capitalization ratio was calculated by dividing our debt of approximately $184 million by our debt plus stockholders’ equity. The Compensation Committee believes that these and other factors are reflected in the relative performance of our common stock compared to other real estate investment trusts and various stock indices during 2009. The opening price per share on January 2, 2009 was $14.56 and the closing price per share on December 31, 2009 was $14.61, representing a modest increase of less than 1%. The Compensation Committee believes that Franklin Street Properties’ overall and relative performance for 2009 is a direct consequence of the dedication and hard work of these individuals and their staffs.

The Compensation Committee also reviewed and evaluated the performance of the Chief Executive Officer during 2009 by applying the principles described above under “What the compensation programs are designed to reward and how we determine the amount (and, where applicable, the formula) for each element to pay.” As previously stated, Franklin Street Properties achieved positive overall financial results for 2009 that were generally consistent with those achieved in 2008. Our net income continued to be adversely affected during 2009 by turmoil in the broader financial, credit and real estate markets. Our financial metrics are based upon the following three components: rental income from operations; gains or losses on sales of properties; and fee income from real estate investment banking activities. Two of these components - gains or losses on sales of properties and fee income from real estate investment banking activities - are transactional in nature and continued to experience significant slowdowns in 2009. In fact, we had no gains or losses on sales of properties in 2009. However, within the context of this financial market reality, the Compensation Committee felt that the combined business units performed well under the leadership, focus and discipline of the Chief Executive Officer. In particular, the Compensation Committee noted the increase in investment banking activities in the fourth quarter of 2009. For the reasons discussed in the immediately preceding paragraph and based upon an evaluation of other more subjective performance measurements, the Compensation Committee determined that Franklin Street Properties had a positive year relative to the broader macroeconomic environment in which we found ourselves. The Chief Executive Officer’s overall performance in that relative context was considered excellent by the Compensation Committee. However, at the request of the Chief Executive Officer, the Compensation Committee did not consider making any recommendation to our Board of Directors for a cash bonus for 2009 performance. Although Franklin Street Properties’ results during 2009 were positive, the price of our common stock increased only modestly over the course of the year. The opening price per share on January 2, 2009 was $14.56 and the closing price per share on December 31, 2009 was $14.61. Our Chief Executive Officer believes that the Chief Executive Officer has the ultimate responsibility for the stock price and that, as part of that responsibility, the Chief Executive Officer’s compensation should reflect the stock’s relative performance in the marketplace. Ultimately, the Compensation Committee decided to honor Chief Executive Officer’s request that he not be considered for a cash bonus for 2009 performance. The last time that our Chief Executive Officer accepted a cash bonus was for 2005 performance.

(c)	Award of Common Stock

Because we determined that it was able to adequately compensate the executive officers who make up the corporate management team with salary and cash bonuses in 2009, no proposal was made for the award of common stock. In future years, the award of Common Stock could be utilized as a compensation option.

(d)	401(k) Matching

There were no proposals made to modify our 401(k) plan in 2009.

(e)	Change-in-Control Program

Because we determined that our change-in-control program continues to satisfy its original intended purpose, there were no proposals made to modify the program in 2009.

Summary Compensation Table

The following table sets forth information concerning total compensation for services to Franklin Street Properties for the 2007, 2008 and 2009 fiscal years, of (1) our principal executive officer, (2) our principal financial officer, and (3) our other three most highly compensated executive officers who were serving as executive officers as of December 31, 2009 (collectively, our “Named Executive Officers”).

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($) (1)	Total ($)

George J. Carter, Chief Executive Officer (PEO)	2009 2008 2007	$225,000 $225,000 $225,000	N/A(2) N/A(2) N/A(2)	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A	$6,000 $6,000 $6,000	$231,000 $231,000 $231,000
John G. Demeritt, Chief Financial Officer (PFO)	2009 2008 2007	$204,750 $180,000 $180,000	$154,000 $180,000 $167,500	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A	$6,000 $6,000 $6,000	$364,750 $366,000 $353,500
Barbara J. Fournier, Executive Vice President, Chief Operating Officer, Treasurer and Secretary	2009 2008 2007	$227,500 $200,000 $200,000	$163,000 $190,000 $149,500	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A	$6,000 $6,000 $6,000	$396,500 $396,000 $355,500
R. Scott MacPhee, Executive Vice President	2009 2008 2007	$429,250(3) $515,375(3) $1,415,775(3)	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A	$6,000 $6,000 $6,000	$435,250 $521,375 $1,421,775
Janet P. Notopoulos, Executive Vice President	2009	$193,375	$154,000	N/A	N/A	N/A	N/A	$6,000	$353,375

NOTES

(1)
Consists of a 401(k) match from Franklin Street Properties. For additional information, please refer to the discussion included above under the heading – “Compensation Discussion and Analysis – Each element of compensation and why we choose to pay each element – (d) 401(k) Matching.”

(2)
At Mr. Carter’s request, he did not receive a bonus for 2007, 2008 or 2009. For additional information, please refer to the discussion included under the heading – “Compensation Discussion and Analysis – How each compensation element and our decisions regarding that element fit into our overall compensation objectives and affect decisions regarding other elements – (b) Cash Bonus.”

(3)
No base salary was paid. Consists of brokerage commissions paid by FSP Investments LLC in respect of the sale of preferred stock in Sponsored REITs. For additional information, please refer to the discussion included under the heading “Compensation Discussion and Analysis – Each element of compensation and why we choose to pay each element – (a) Base Salary or Brokerage Commissions.”

Potential Payments Upon Termination or Change in Control

In February 2006, we adopted a change-in-control program for all our employees, including our executive officers. We adopted the program in response to merger and consolidation activity within the real estate/real estate investment trust industry, to preserve employee morale and productivity and to encourage retention in the event of an actual or rumored change-in-control of the Company. The program is also intended to align employee and shareholder interests by enabling employees to consider corporate transactions that are in the best interests of the shareholders and other constituents of the Company without undue concern over whether the transaction or transactions may jeopardize the employee’s own employment. For an overview of our change-in-control program, please refer to the discussion included under the heading “Compensation Discussion and Analysis – Each element of compensation and why we choose to pay each element – (e) Change-in-Control Program.”

Assuming that the closing of a change-in-control occurred on December 31, 2009, the last business day of our fiscal year, our named executive officers would be entitled to payment of the following amounts under the retention agreement component of our change-in-control program:

Name and Principal Position	Potential Payment due under the Retention Agreement (1)
George J. Carter, Chief Executive Officer (PEO)	N/A(2)
John G. Demeritt, Chief Financial Officer (PFO)	$1,242,000
Barbara J. Fournier, Executive Vice President, Chief Operating Officer, Treasurer and Secretary	$1,380,000
R. Scott MacPhee, Executive Vice President	$1,311,000
Janet P. Notopoulos, Executive Vice President	$1,173,000
TOTAL	$5,106,000

NOTES

(1)
With respect to executive officers who make up the corporate management team, these are lump-sum payments equal to three years of their base salaries plus a bonus opportunity payment equal to three years of their base salaries. With respect to executive officers who are investment executives, these are lump-sum payments equal to the average of the lump sum payments made to the Chief Financial Officer and the Chief Operating Officer. In both cases, the payment amounts are subject to a possible reduction, if any, after the tax consequences are determined.

(2)	George J. Carter has voluntarily elected not to participate in the retention agreement component of our change-in-control program.

Under the discretionary plan component of our change-in-control program, our Board of Directors has the right, but not the obligation, to establish a discretionary pool of funds equal to 1% of our market capitalization immediately prior to the closing of the change-in-control. On December 31, 2009, there were 79,680,705 shares of our common stock outstanding, and the closing price per share of our common stock was $14.61. Accordingly, on December 31, 2009, our market capitalization was $1,164,135,100, and 1% of our market capitalization equaled $11,641,351. This $11,641,351 amount would then be reduced by the total amount of payments due and payable to all of our employees (including our named executive officers) under the retention agreement component of our change-in-control program. Our Board of Directors would then have complete discretion to award all, a portion or none of the remaining balance to any of our employees, including our Named Executive Officers. As is the case with the retention agreement component of our change-in-control program, any payments under the discretionary plan component are subject to a possible reduction, if any, after the tax consequences are determined.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Ms. Murray (Chair) and Messrs. Burke, McGillicuddy and Silverstein. No executive officer of Franklin Street Properties has served as a director or member of the Compensation Committee (or other committee serving an equivalent function, or in the absence of any such committee, the entire Board of Directors) of any other entity that has one of its executive officers serving or having served as a director or member of the Compensation Committee.

 Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and these discussions, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

By the Compensation Committee of the Board of Directors of Franklin Street Properties.

Georgia Murray, Chair
John N. Burke
Dennis J. McGillicuddy
Barry Silverstein

COMPENSATION OF DIRECTORS

2009 DIRECTOR COMPENSATION
Name	Fees earned or paid in cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)

John N. Burke	$65,000	N/A	N/A	N/A	N/A	N/A	$65,000
Dennis J. McGillicuddy	$55,000	N/A	N/A	N/A	N/A	N/A	$55,000
Georgia Murray	$55,000	N/A	N/A	N/A	N/A	N/A	$55,000
Barry Silverstein	$55,000	N/A	N/A	N/A	N/A	N/A	$55,000

We compensate our non-management directors for their services as directors in the annual amount of $55,000, plus an additional $10,000 annually for the Chair of the Audit Committee. We also reimburse our non-management directors for expenses incurred by them in connection with attendance at Board meetings.

SECURITIES AUTHORIZED FOR ISSUANCE

UNDER EQUITY COMPENSATION PLANS

Equity Compensation Plan Information

The following table provides information about Franklin Street Properties’ common stock that may be issued under all of our equity compensation plans as of December 31, 2009. Franklin Street Properties has only one equity compensation plan, the 2002 stock incentive plan. Our stockholders approved this plan in May 2002.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)(1))
Equity Compensation Plans Approved by Security Holders	None (2)	N/A	1,944,428 (2)
Equity Compensation Plans Not Approved by Security Holders	None	N/A	N/A
Total	None	N/A	1,944,428

(1)	The number of shares is subject to adjustments in the event of stock splits and other similar events.

(2)	The 2002 stock incentive plan provides for the granting of awards consisting of shares of common stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on its review of copies of reports filed by the directors and executive officers of Franklin Street Properties pursuant to Section 16(a) of the Exchange Act or written representations from certain persons required to file reports under Section 16(a) of the Exchange Act, we believe that during 2009 all filings required to be made by its reporting persons were timely made in accordance with the requirements of the Exchange Act.

TRANSACTIONS WITH RELATED PERSONS

Related Person Transaction Policy

On February 2, 2007, our Board of Directors adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Franklin Street Properties is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a related person, has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a related person transaction, the related person must report the proposed related person transaction to our Chief Operating Officer or General Counsel.

The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Audit Committee of our Board of Directors. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually. A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•
any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Audit Committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, our best interests. The Audit Committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the Securities and Exchange Commission’s related person transaction disclosure rule, our Board of Directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•	Interests arising only from the related person’s position and ownership level as a director of another corporation or organization that is a party to the transaction;

•
Interests arising only from the position and ownership level from direct or indirect ownership by the related person and all other related persons in the aggregate of less than a 10% equity interest (other than a general partnership interest) in another entity which is a party to the transaction;

•	Interests arising solely from the ownership of a class of our equity securities if all holders of that class of equity securities receive the same benefit on a pro rata basis;

•
A transaction that involves compensation to an executive officer if the compensation has been approved, or recommended to the Board of Directors for approval, by the Compensation Committee of the Board of Directors or a group of independent directors of Franklin Street Properties performing a similar function;

•	A transaction that involves compensation to a director for services as a director of Franklin Street Properties if such compensation will be reported pursuant to Item 402(k) of Regulation S-K;

•	A transaction that is specifically contemplated by provisions of Franklin Street Properties’ charter or bylaws;

•	Interests arising solely from indebtedness of a significant stockholder or an immediate family member of a significant stockholder to us;

•	A transaction where the rates or charges involved in the transaction are determined by competitive bids;

•	A transaction that involves the rendering of services as a common or contract carrier or public utility at rates or charges fixed in conformity with law or governmental authority;

•	A transaction that involves services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services;

•	Interests arising as a result of a related person serving as an officer and/or director of another company or a Sponsored REIT at our request; or

•
A transaction that involves the payment by a Sponsored REIT to Franklin Street Properties (or any wholly-owned subsidiary thereof) of customary fees including, without limitation, acquisition, syndication, sales commissions, interim financing and asset management fees.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.
The policy is available on our website at http://www.franklinstreetproperties.com.

Transactions with Related Persons

Messrs. Carter, MacPhee and Gribbell and Mses. Fournier and Notopoulos, each of whom is an executive officer of Franklin Street Properties, serve, at our request, as executive officers and directors of each of the Sponsored REITs. None of such persons receives any remuneration from the Sponsored REITs for such service. We are involved in several transactions with the Sponsored REITs.

As noted above, interests arising as a result of a related person serving as an officer and/or director of a Sponsored REIT at our request and any transaction that involves the payment by a Sponsored REIT to Franklin Street Properties (or any wholly-owned subsidiary thereof) of customary fees including, without limitation, acquisition, syndication, sales commissions, interim financing and asset management fees are excluded from the review, approval and ratification requirements of our related person transaction policy. See “Related Person Transaction Policy.”

FSP Investments LLC, a wholly owned subsidiary of Franklin Street Properties, provides syndication and real estate acquisition advisory services for the Sponsored REITs. Fees from Sponsored REITs for property acquisition services amounted to approximately $898,000 for the year ended December 31, 2009. As of February 26, 2010, the fees from Sponsored REITs amounted to approximately $6,000 during 2010. Sales commissions earned from the sale of Sponsored REIT preferred shares amounted to approximately $2,428,000 for the year ended December 31, 2009. As of February 26, 2010, sales commissions from the sale of Sponsored REIT preferred shares amounted to approximately $74,000 during 2010.

During 2009 and 2010, Franklin Street Properties provided development services to one Sponsored REIT. The Sponsored REIT paid Franklin Street Properties development fees of approximately $68,000 for the year ended December 31, 2009. As of February 26, 2010, the Sponsored REIT has paid Franklin Street Properties development fees of approximately $9,000 during 2010.

Franklin Street Properties typically makes an acquisition loan (individually, “Acquisition Loan” and collectively, “Acquisition Loans”) to each Sponsored REIT for its purchase of the underlying property, which is secured by a mortgage on the borrower’s real estate. These loans enable Sponsored REITs to acquire their respective properties prior to the consummation of the offerings of their equity interests. We anticipate that each Acquisition Loan will be repaid at maturity or earlier from the proceeds of the Sponsored REIT’s equity offering. Each Acquisition Loan has a term of two years and bears interest at the same rate paid by Franklin Street Properties for borrowings under its revolving line of credit. The following tables summarize the Acquisition Loans outstanding from January 1, 2009 through December 31, 2009 and from January 1, 2010 through February 26, 2010:

Acquisition Loans from January 1, 2009 through December 31, 2009:

Date of Loan	Principal Amount of Note	Average Interest Rate	Total Financing Commitment Fees Earned by the Company	Interest Income Earned by the Company	Date of Repayment	Amount Outstanding

9-Aug-07	$14,868,342	1.45%	$20,000	$82,000	29-May-09	$-
2-Dec-09	21,000,000	1.24%	1,083,000	11,000	n/a	4,858,268

Acquisition Loans from January 1, 2010 through February 26, 2010

Date of Loan	Principal Amount of Note	Average Interest Rate	Total Financing Commitment Fees Earned by the Company	Interest Income Earned by the Company	Date of Repayment	Amount Outstanding

2-Dec-09	21,000,000	1.23%	$73,000	$8,000	n/a	$3,553,151

From time-to-time Franklin Street Properties also makes secured loans (individually, “Sponsored REIT Loan” and collectively, “Sponsored REIT Loans”) to Sponsored REITs to fund construction costs, capital expenditures, leasing costs and other purposes. We refer to these loans as Sponsored REIT Loans. Since December 2007, we have provided Sponsored REIT Loans in the form of revolving lines of credit to five Sponsored REITs, or to wholly-owned subsidiaries of those Sponsored REITs, and a construction loan to one wholly-owned subsidiary of another Sponsored REIT. We anticipate that each Sponsored REIT Loan will be repaid at maturity or earlier from long term financing of the property securing the loan, cash flows from that underlying property or some other capital event. Each Sponsored REIT Loan is secured by a mortgage on the underlying property and has a term of approximately two to three years. Advances under each Sponsored REIT Loan bear interest at a rate equal to the 30-day LIBOR rate plus an agreed upon number of basis points and most advances also require a 50 basis point draw fee. The following tables summarize the Sponsored REIT Loans outstanding from January 1, 2009 through December 31, 2009 and from January 1, 2010 through February 26, 2010:

Sponsored REIT Loans from January 1, 2009 through December 31, 2009:
Date of Loan	Original Principal Amount of Note	Average Interest Rate	Total Financing Commitment Fees Earned by the Company	Interest Income Earned by the Company	Maturity Date	Amount Drawn and Outstanding

19-Dec-07	$5,500,000	4.29%	n/a	$27,000	30-Nov-10	$1,125,000
4-Dec-08	15,000,000	3.40%	$18,000	115,000	30-Nov-11	3,600,000
4-Dec-08	7,000,000	n/a	n/a	n/a	30-Nov-11	n/a
17-Apr-09	5,500,000	3.25%	10,000	20,000	31-Mar-12	1,902,000
17-Apr-09	10,800,000	3.25%	25,000	36,000	31-Mar-12	5,000,000
31-Mar-09	42,000,000	3.24%	210,000	284,000	30-Apr-12	24,908,000

Sponsored REIT Loans from January 1, 2010 through February 26, 2010:
Date of Loan	Original Principal Amount of Note	Average Interest Rate	Total Financing Commitment Fees Earned by the Company	Interest Income Earned by the Company	Maturity Date	Amount Drawn and Outstanding

19-Dec-07	$5,500,000	2.23%	-	$4,000	30-Nov-10	$1,125,000
4-Dec-08	15,000,000	3.23%	-	19,000	30-Nov-11	3,600,000
4-Dec-08	7,000,000	n/a	n/a	n/a	30-Nov-11	n/a
17-Apr-09	5,500,000	3.23%	-	10,000	31-Mar-12	1,902,000
17-Apr-09	10,800,000	3.23%	-	26,000	31-Mar-12	5,000,000
31-Mar-09	42,000,000	3.23%	-	137,000	30-Apr-12	26,748,000

Total asset management fee income paid by the Sponsored REITs to the Franklin Street Properties amounted to approximately $902,000 for the year ended December 31, 2009. As of February 26, 2010, the total asset management fee income earned by Franklin Street Properties during 2010 was approximately $135,000. Asset management fees are approximately 1% of collected rents.

Aggregate fees charged to the Sponsored REITs by Franklin Street Properties amounted to approximately $5,399,000 for the year ended December 31, 2009. As of February 26, 2010, the aggregate fees charged to the Sponsored REITs during 2010 by the Company were approximately $297,000.

In addition to the transactions listed above, George J. Carter’s son, Jeffrey B. Carter, is Senior Vice President/Director of Acquisitions of Franklin Street Properties. For the year ended December 31, 2009, he earned total compensation of $330,625 (including salary, cash bonus paid during 2010 for 2009 performance and 401(k) matching contributions).

George J. Carter’s son, Scott H. Carter, is Executive Vice President, General Counsel and Assistant Secretary of Franklin Street Properties. For the year ended December 31, 2009, he earned total compensation of $318,567 (including salary and cash bonus paid during 2010 for 2009 performance and 401(k) matching contributions).

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected and appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2010. Ernst & Young LLP has audited our consolidated financial statements since the consolidated financial statements for the year ended December 31, 2003. Although ratification by stockholders is not required by law or by our By-Laws, the Audit Committee believes that submission of its selection to stockholders is a matter of good corporate governance. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of Franklin Street Properties and its stockholders. If our stockholders do not ratify the appointment Ernst & Young LLP, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent registered public accounting firm.

It is anticipated that a representative of Ernst & Young LLP will attend the annual meeting of stockholders, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Fees

The following table summarizes the aggregate fees billed by Franklin Street Properties’ independent registered public accounting firm, Ernst & Young LLP, for audit services for each of the last two fiscal years and for other services rendered to the Company in each of the last two fiscal years.

Fee Category	2009	2008
Audit Fees (1)	$551,000	$522,000
Audit-Related Fees (2)	--	--
Tax Fees (3)	--	--
All Other Fees (4)	--	--
Total Fees	$551,000	$522,000

(1) Audit fees consist of fees for the audit of our financial statements, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements.

(2) Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees”.

(3) Tax fees consist of fees for tax compliance, tax advice and tax planning services. Tax compliance services, which relate to the preparation of tax returns, claims for refunds and tax payment-planning services.

(4) The Company was not billed by its independent registered public accounting firm in 2009 or 2008 for any other fees.

Pre-Approval Policy and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by Franklin Street Properties’ independent registered public accounting firm. This policy generally provides that Franklin Street Properties will not engage its independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to Franklin Street Properties by its independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee has also delegated to each individual member of the Audit Committee the authority to approve any audit or non-audit services to be provided to Franklin Street Properties by its independent registered public accounting firm. Any approval of services by a member of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

Vote Required

The affirmative vote of a majority of all the votes cast at the annual meeting is required to ratify the appointment of Ernst & Young LLP. You may vote “FOR,” or “AGAINST,” or abstain from ratifying the appointment of Ernst & Young LLP. Votes cast “FOR” ratifying the appointment of Ernst & Young LLP will count as “yes” votes and votes cast “AGAINST” ratifying the appointment of Ernst & Young LLP will count as “no” votes. Abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum. If you own shares in street name, in the absence of your voting instructions, your broker, bank or other nominee may choose to vote your shares with respect to ratifying the appointment of Ernst & Young LLP in its discretion.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFYING THE APPOINTMENT OF ERNST & YOUNG LLP. PROPERLY AUTHORIZED PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THIS PROPOSAL.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee reviewed Franklin Street Properties’ audited consolidated financial statements for the year ended December 31, 2009 and discussed these consolidated financial statements with management and Franklin Street Properties’ independent registered public accounting firm. Management is responsible for the preparation of Franklin Street Properties’ consolidated financial statements, internal controls, and for the appropriateness of accounting principles used by Franklin Street Properties. Franklin Street Properties’ independent registered public accounting firm is responsible for performing an independent audit of Franklin Street Properties’ consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report on those consolidated financial statements and performing an independent audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of the effectiveness of Franklin Street Properties’ internal control over financial reporting and issuing a report on the results of their audits, and for reviewing Franklin Street Properties’ unaudited interim consolidated financial statements. As appropriate, the Audit Committee reviews, evaluates and discusses with management, internal accounting, financial and auditing personnel and the independent registered public accounting firm, the following:

•	the plan for, and the independent registered public accounting firm’s report on, each audit of Franklin Street Properties’ financial statements;

•	Franklin Street Properties’ financial disclosure documents, including all financial statements and reports filed with the Securities and Exchange Commission or sent to stockholders;

•	management’s selection, application and disclosure of critical accounting policies;

•	changes in Franklin Street Properties’ accounting practices, principles, controls or methodologies;

•	significant developments or changes in accounting rules applicable to Franklin Street Properties; and

•	the adequacy of the Franklin Street Properties’ internal controls and accounting, financial and auditing personnel.

The Audit Committee also reviewed and discussed the audited consolidated financial statements and the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, with Ernst & Young LLP, Franklin Street Properties’ independent registered public accounting firm for the year ended December 31, 2009. SAS 61 requires Franklin Street Properties’ independent registered public accounting firm to discuss with the Audit Committee, among other things, the following:

•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

•	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

Franklin Street Properties’ independent registered public accounting firm also provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm the matters disclosed in this letter and their independence from Franklin Street Properties.

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Franklin Street Properties’ Annual Report on Form 10-K for the year ended December 31, 2009.

By the Audit Committee of the Board of Directors of Franklin Street Properties

John N. Burke, Chair
Dennis J. McGillicuddy
Georgia Murray
Barry Silverstein

PROPOSAL 3: STOCKHOLDER PROPOSAL

Proposal Concerning the Annual Election of Directors

Mr. Gerald R. Armstrong, 910 Sixteenth Street, No. 412, Denver, Colorado 80202-2917, (303) 355-1199, record holder of 200 shares of common stock of Franklin Street Properties, has given formal notice that he will introduce the following resolution at the 2010 annual meeting.

For the reasons set forth below in Franklin Street Properties’ statement in opposition to the stockholder proposal, the Board of Directors recommends a vote against Proposal 3.

The text of the stockholder’s resolution and the statement the stockholder furnished to us in support of his proposal appear below as received by us. We assume no responsibility for its content or accuracy.

-- Beginning of stockholder proposal

RESOLUTION

That the shareholders of FRANKLIN STREET PROPERTIES CORP. request its Board of Directors to take the steps necessary to eliminate classification of terms of the Board of Directors to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously-elected Directors.

STATEMENT

The topic of this proposal is accountability and encourages greater accountability among the directors. The proponent is a professional investor who objects to the presence of three members of management serving as directors.

The current practice of electing only one-third of the directors for three-year terms is not in the best interest of the corporation or its shareholders. Eliminating this staggered system increases accountability and gives shareholders the opportunity to express their views on the performance of each director annually. The proponent believes the election of directors is the strongest way that shareholders influence the direction of any corporation and our corporation should be no exception.

As a professional investor, the proponent has introduced the proposal at several corporations which have adopted it. In others, opposed by the board or management, it has received votes in excess of 70% and is likely to be reconsidered favorably.

The proponent believes that increased accountability must be given our shareholders whose capital has been entrusted in the form of share investments especially during these times of great economic challenge.

Arthur Levitt, former Chairman of The Securities and Exchange Commission said, “In my view, it’s best for the investor if the entire board is elected once a year. Without annual election of each director, shareholders have far less control over who represents them.”

While management may argue that directors need and deserve continuity, management should become aware that continuity and tenure may be best assured when their performance as directors is exemplary and is deemed beneficial to the best interests of the corporation and its shareholders.

The proponent regards as unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by shareholders.

In the unlikely event that shareholders do vote to replace all directors, such a decision would express dissatisfaction with the incumbent directors and reflect the need for change.

If you agree that shareholders may benefit from greater accountability afforded by annual election of all directors, please vote “FOR” this proposal.

-- End of stockholder proposal

Franklin Street Properties’ Statement in Opposition

The Board of Directors of Franklin Street Properties unanimously recommends a vote AGAINST this proposal.

Introduction. The Board of Directors has given this proposal careful consideration, with the advice of counsel, and believes that it should not be implemented. Under Franklin Street Properties’ Articles of Incorporation, the Board of Directors is divided into three classes with directors of each class elected to three-year staggered terms. This classified structure has been in place since our inception and has been and continues to be an integral part of our overall governance structure. It is a long-time feature of corporate governance and many well respected U.S. corporations have classified boards. The Board of Directors believes that a classified board is more advantageous to, and better serves the interests of, Franklin Street Properties and its stockholders than a Board of Directors that would be elected annually for the reasons discussed below.

Protection Against Unfair and Abusive Takeover Tactics and Inadequate Offers. A classified board is designed to help safeguard the company against the efforts of a third party intent on quickly taking control of, and not paying fair value for, the business and assets of the company. The Board of Directors believes that the safeguards afforded by the classified board structure are especially relevant given the current disruptions in the global debt and equity markets. Franklin Street Properties has no mortgage debt encumbering any of its properties and employs relatively little corporate, unsecured debt. This could make Franklin Street Properties attractive to a highly leveraged third party seeking to quickly add unsecured assets in order to lower its overall leverage. The Board of Directors believes that an acquisition by such a company might be detrimental to our stockholders, as it could result in our current stockholders becoming stockholders in a new company with a materially different risk/reward profile (e.g. a more highly leveraged company). The classified board structure enhances the ability of the Board of Directors to negotiate the best results for all stockholders in these circumstances. It does not preclude a takeover, but it could afford Franklin Street Properties time to evaluate the adequacy and fairness of any takeover proposal, negotiate with the third party on behalf of all stockholders and weigh alternatives, including the continued operation of Franklin Street Properties’ business, to provide maximum value for all stockholders.

Accountability to Stockholders. The Board of Directors believes that the annual election of each director is not necessary to promote accountability. Whether directors are elected for a one-year term or three-year staggered terms, the directors have the same fiduciary duties to Franklin Street Properties and its stockholders. Accountability depends on the selection of responsible and experienced individuals, not on whether they serve terms of one year or three years. In addition, since approximately one-third of directors stand for election each year, stockholders have the opportunity on an annual basis to express dissatisfaction with the Board of Directors or management by replacing, or withholding votes from, any director standing for election that year.

Balance and Long-Term Focus. The Board of Directors believes corporate governance is a matter of balance — balancing the need of stockholders to hold the Board of Directors accountable for its actions with the need to provide the Board of Directors with the tools necessary to protect and enhance long-term stockholder value. The Board of Directors continually reviews our corporate governance structure and believes the current structure, which includes a classified board, strikes the appropriate balance.

Stability and Experience. Our business involves the identification, acquisition, management and disposition of commercial office properties and, by its very nature, requires long-term strategies and planning. In order for our directors to do the best job possible in protecting and enhancing stockholder value, they need to understand fully all of the risks and potential opportunities presented by our long-term investments in these commercial office properties. The three-year staggered terms of our directors are designed to provide stability, enhance mid- and long-term planning and ensure that a majority of directors at any given time have prior experience as directors of Franklin Street Properties. This ensures that the Board of Directors has solid knowledge of Franklin Street Properties’ business and strategy. Directors who have time to gain experience with Franklin Street Properties and knowledge about its business and affairs are a valuable resource and are better positioned to make the fundamental decisions that are in the best interests of Franklin Street Properties and its stockholders.

Cumulative Total Stockholder Returns with a Classified Board of Directors. Mr. Armstrong’s proposal implies that a company’s performance may be compromised by a classified board of directors. Our performance suggests otherwise. The following graph compares the cumulative total stockholder return on the Company’s common stock between December 31, 2004 and December 31, 2009 with the cumulative total return of (1) the NAREIT Equity Index, (2) the Standard & Poor’s 500 Composite Stock Price Index (“S&P 500”) and (3) the Russell 2000 Total Return Index over the same period. This graph assumes the investment of $100.00 on December 31, 2004 and assumes that any distributions are reinvested.

	As of December 31,
	2004	2005	2006	2007	2008	2009
FSP	$ 100	$ 125	$ 133	$ 102	$ 109	$ 116
NAREIT Equity	100	112	151	128	80	102
S&P 500	100	105	121	128	81	102
Russell 2000	100	105	124	122	81	103

Notes to Graph:

Because there was no market for the our common stock prior to its listing on the American Stock Exchange (now the NYSE Amex) on June 2, 2005, the Board of Directors made a good faith determination of the price per share of Common Stock as of December 31, 2004 for purposes of the calculations set forth above.  In order to make the common stock price more comparable to publicly traded indices, the Board of Directors did not apply any discount to reflect the lack of a trading market.

Franklin Street Properties has had a classified board for the entire period covered by this chart and has been able to deliver returns to its stockholders substantially in line with the returns generated by these indices. These results suggest that having a classified board structure did not lead to poor performance.

Conclusion. The Board of Directors does not believe there is a single formula to corporate governance that can be applied uniformly to all types of companies, without regard to their industry, structure, or other company-specific considerations. An appropriate practice for one company may not be an appropriate practice for another. To claim that “one size fits all” in this context ignores the unique challenges, opportunities and risk/reward philosophies of each particular company. The Board of Directors reviews Franklin Street Properties’ corporate governance practices annually and has concluded that Franklin Street Properties’ classified board structure continues to be in the best interests of Franklin Street Properties and its stockholders. If you agree with the Board of Directors that our classified board structure continues to be in the best interests of Franklin Street Properties and its stockholders, please vote against this proposal by following our recommendation below.

Vote Required

The affirmative vote of a majority of votes cast at the annual meeting is required for adoption of this proposal. You may vote “FOR” or “AGAINST,” this proposal or you may “ABSTAIN” from voting on this proposal. If you own shares in street name, in the absence of your voting instructions, your broker, bank or other nominee may not vote your shares with respect to adopting this proposal in its discretion, resulting in a broker non-vote. Abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote. Please keep in mind that this proposal is non-binding and, if approved, would serve only as a recommendation to our Board of Directors. Under Maryland law and our articles of incorporation, an amendment repealing the classified board provision in our articles of incorporation must first be approved by the majority of our directors and then approved at a subsequent stockholder meeting by the affirmative vote of the holders of not less than 80% of the shares issued and outstanding and entitled to vote.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL. PROPERLY AUTHORIZED PROXIES SOLICITED BY THE BOARD WILL BE VOTED AGAINST THIS PROPOSAL UNLESS INSTRUCTIONS TO THE CONTRARY ARE GIVEN.

OTHER MATTERS

Matters to be Considered at the Meeting

The Board of Directors does not know of any other matters which may come before the annual meeting. However, if any other matters are properly presented to the annual meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

Solicitation of Proxies

All costs of solicitation of proxies will be borne by Franklin Street Properties. In addition to solicitations by mail or via the Internet, our directors, officers and employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and, as required by law, we will reimburse them for their out-of-pocket expenses in this regard.

Stockholder Proposals

In accordance with Rule 14a-8 of the Exchange Act, proposals of stockholders intended to be included in our proxy statement for the 2011 annual meeting must be received by Franklin Street Properties at its principal office not later than December 2, 2010. In addition, according to our By-laws, any stockholder proposal intended to be presented at the 2011 annual meeting, but not considered for inclusion in our proxy statement relating to such meeting, must be received at Franklin Street Properties’ principal office no more than 120 days or less than 90 days before the first anniversary of the mailing of the preceding year’s proxy materials. For the 2011 annual meeting, that means that a stockholder must deliver proper notice of a proposed nominee or action to the Secretary of Franklin Street Properties between December 2, 2010 and January 1, 2011.

FRANKLIN STREET PROPERTIES CORP.
400 EDGEWATER PLACE
SUITE 200
WAKEFIELD, MA 01880

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Franklin Street Properties Corp. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Franklin Street Properties Corp., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M23088-P90581 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

FRANKLIN STREET PROPERTIES CORP.

The Board of Directors recommends that you vote FOR the following:

Vote on Directors

	For All	Withhold All	For All Except
1. To elect two Class I Directors each for a term of three years:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Dennis J. McGillicuddy
02) Janet P. Notopoulos

The Board of Directors recommends you vote FOR the following proposal:

The Board of Directors recommends you vote AGAINST the following proposal:

Attendance of the undersigned at the meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate at the meeting the intention of the undersigned to vote said shares in person. If the undersigned hold(s) any of the shares of the Company in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

In their discretion, the named Proxies are authorized to vote upon such other matters as may properly come before the meeting, or any adjournment thereof.

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ANY ELECTION TO OFFICE, FOR ITEM 2 AND AGAINST ITEM 3.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement and the 2009 Annual Report to Stockholders are available at www.proxyvote.com.

M23089-P90581

FRANKLIN STREET PROPERTIES CORP.

ANNUAL MEETING OF STOCKHOLDERS - May 14, 2010

This Proxy is solicited by the Board of Directors of the Company

The undersigned, having received notice of the 2010 Annual Meeting and management's Proxy Statement therefor, and revoking all prior proxies, hereby appoint(s) George J. Carter and Barbara J. Fournier, and each of them (with full power of substitution), as proxies of the undersigned to attend the 2010 Annual Meeting of Stockholders of Franklin Street Properties Corp. (the "Company") to be held on Friday, May 14, 2010 and any adjourned sessions thereof, and thereto vote and act upon the matters listed on the reverse side in respect of all shares of Common Stock of the Company which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR ITEM 2 AND AGAINST ITEM 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE